Exhibit 99.1

INLAND RESIDENTIAL PROPERTIES TRUST, INC.

PRO FORMA CONSOLIDATED STATEMENT OF NET ASSETS

On August 20, 2019, Inland Residential Properties Trust, Inc. (the “Company”), through IRESI Montgomery Mitylene, L.L.C., an indirect wholly owned subsidiary of the Company, completed the previously disclosed sale of a 376,968 square foot 332-unit apartment community located at 8850 Crosswind Drive, Montgomery, Alabama, commonly known as “Verandas at Mitylene” (the “Property”) pursuant to an agreement dated December 21, 2018, as amended previously on January 23, 2019, February 19, 2019, June 7, 2019, June 25, 2019, and July 26, 2019 (the “Agreement”). The buyers of the Property are Mitylene MTG Holdings II, LP and RHM Oakdell LLC (assignees of the previously disclosed buyer, B & M Development Company, L.L.C.), unaffiliated third parties. At the closing, the Company received net proceeds of approximately $17.5 million representing the purchase price of $40.5 million, net of closing costs, commissions, and certain prorations and adjustments, and the full repayment of approximately $21.9 million in mortgage debt that encumbered the Property.

The following unaudited pro forma consolidated statement of net assets is presented for illustrative purposes only and is not necessarily indicative of the net assets in liquidation that would have been realized had the Property been disposed of by the Company as of June 30, 2019. The pro forma consolidated statement of net assets (including notes thereto) is qualified in its entirety by reference to and should be read in conjunction with the Company’s historical audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2018 and the Company’s historical unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019. In the Company’s opinion, all adjustments necessary to reflect the disposition have been made.

The accompanying unaudited pro forma consolidated statement of net assets as of June 30, 2019 (liquidation basis) is presented as if the disposition of the Property had occurred on June 30, 2019.

The accompanying pro forma consolidated statement of net assets is unaudited and is subject to a number of estimates, assumptions, and other uncertainties, and does not purport to be indicative of the actual results of liquidation that would have occurred had the disposition reflected therein in fact occurred on the date specified, nor does such financial statement purport to be indicative of the results of liquidation that may be achieved in the future.

INLAND RESIDENTIAL PROPERTIES TRUST, INC.

CONSOLIDATED STATEMENT OF NET ASSETS

(Liquidation Basis)

June 30, 2019

	Historical	Sale of the Property (A)	Pro Forma
ASSETS
Real estate investments at fair value	$40,000,000	$(40,000,000)	$ -
Cash	4,904,655	17,508,837	22,413,492
Total assets	44,904,655	(22,491,163)	22,413,492

LIABILITIES
Mortgages payable	$21,930,000	$(21,930,000)	$ -
Due to related parties	5,399,441	-	5,399,441
Transaction costs payable	425,751	(425,751)	-
Liabilities for estimated costs in excess of estimated receipts during liquidation (B)	667,495	(404,896)	262,599
Total liabilities	28,422,687	(22,760,647)	5,662,040

Commitments and contingencies

Net assets in liquidation	$16,481,968	$269,484	$ 16,751,452

NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF NET ASSETS

June 30, 2019

The unaudited pro forma consolidated statement of net assets has been adjusted as discussed in items below.

(A)	Adjustments have been made for the sale of the Property to the buyers for $40.5 million. The Company would have received pro forma net cash proceeds of $17.5 million, after paying off the mortgage loan, prorations, closing costs and other transaction expenses.

(B)	As a result of the pro forma sale as of June 30, 2019, the liabilities for estimated costs in excess of estimated receipts during liquidation would have decreased by $0.4 million.

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